Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI
4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No.10-08

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI REPORTS FIRST QUARTER 2010 RESULTS

CARENCRO, LA – May 5, 2010 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today reported a first quarter 2010 net loss of $0.8 million, $0.05 per diluted share, on revenues of $26.8 million, compared to a net income of $0.9 million, $0.04 per diluted share, on revenues of $34.9 million for the same period of 2009. The decrease in net income is due in large part to reduced activity in OMNI’s Seismic Services segment.

Financial Highlights

— Revenues: First quarter 2010 revenues decreased by $8.1 million, to $26.8 million as compared to the first quarter of 2009. Revenue in our Seismic Services segment was down $5.1 million compared to same period in 2009 due to the impact of weather, particularly in the northeastern United States, and reduced capital spending by OMNI’s clients. The Equipment Leasing segment continues to experience rate compression resulting in reduced revenue of $6.7 million compared to $8.9 million for the same period in 2009. The Environmental and Other Services segment suffered a slight decrease to $15.5 million compared to $16.3 million for the same period of 2009 as this segment has greater participation in the production portion of the sector.

— Operating Income: First quarter 2010 Operating Income decreased by $3.2 million, to a loss of $0.4 million as compared to the first quarter 2009 due in large part to our Seismic Services segment. Restrained capital budgets of 2009 caused the decline in backlog last year, thereby compressing revenue and margins. Additionally, severe cold in the northeast and wet conditions in the Gulf Coast during the first quarter 2010 further impacted drilling and pushed some projects back to the second quarter. Entry into frontier markets for our Environmental and Other Services segment resulted in reduced margins due to the required use of third-party services.

— Net interest expense: First quarter 2010 Net Interest Expense increased by $0.2 million to $1.2 million due primarily to increased interest rates and charges related to modifications to our subordinated debt.

— Income tax benefit: The effective tax rate for the first quarter 2010 was 47.0% compared to 45.7% in the same period in 2009. Current provisions of federal and state taxes are at the full statutory rates after considering permanent differences.

— Earnings before interest, taxes, depreciation and amortization, other income (expense), non-cash stock compensation and gain or loss on disposal of fixed assets (“Adjusted EBITDA”): First quarter 2010 Adjusted EBITDA was $3.2 million, 50% lower than the $6.5 million of Adjusted EBITDA reported for the comparable 2009 period. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors in better understanding OMNI’s financial performance. See the reconciliation of net income to Adjusted EBITDA on the last page of this press release including a discussion of why OMNI believes this non-GAAP financial measure is useful.

— Balance Sheet: Total debt was $49.4 million and cash and cash equivalents were $1.8 for a net debt position of $47.6 million as of March 31, 2010. The Company had available capacity on its revolver of $10.5 million ($4.7 million of which is currently being used to secure outstanding standby letters of credit and other contingencies) and outstanding revolver borrowings of $0.1 million in respect of this facility at the end of the first quarter of 2010.

Brian J. Recatto, President and Chief Executive Officer of OMNI, commented “Our first quarter reflects the continued challenging conditions facing the markets we serve. We continue to manage our business and position the Company for improving market conditions which we see beginning to take hold in the second quarter. Our geographic expansion into the northeast in the Marcellus Shale was particularly challenged by extreme weather conditions in the first quarter and had a significant adverse impact on our ability to execute work in our Seismic Services segment. Backlog has improved significantly and we anticipate healthy drilling levels to begin during the middle of the second quarter.

Our recently commissioned automated cleaning system and other cleaning technologies continue to offer organic growth opportunities as they are now coming on line and producing the expected revenue contribution. Environmental and Other Services, as well as Equipment Leasing segments, have shown steady improvement from the third and fourth quarter of 2009. With the increased rig count, pricing has stabilized, and we have secured price increases in certain geographic markets. While we continue to experience some reduced activity, we feel we have been able to maintain market share and have begun to experience modest recovery in these segments.

Capital spending continues to be a primary focus item for us. We, like our entire industry, are subject to the volatility in commodity prices, financial markets which continue to be tight and the resulting impact on our customers and their capital spending. With the rig count stable, and our position within some of the more exciting developmental areas, we are optimistic that the worst of the market conditions are behind us. We are positioned to take advantage of opportunities in new and existing markets, including placing personnel and assets in emerging oily plays like the Eagle Ford in south Texas and the Bakken formation in the Rocky mountain region.

As expected, we are beginning to experience improved results in all our divisions, and look forward to continued organic growth as well the ability to capitalize on complementary acquisitions at attractive prices.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business segments: Seismic Services (including drilling, survey and permitting services), Environmental and Other Services, and Equipment Leasing,. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the efficacy of I.M.P.A.C.T. ™ cleaning technology and receipt of its patent, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental and other services and equipment leasing business segments, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2009	2010
	(in thousands, except per share amounts)
Operating revenue
Services	$25,981	$20,129
Rentals	8,923	6,716

Total operating revenue	34,904	26,845
Operating expenses:
Direct costs (exclusive of depreciation and amortization shown separately below)
Services	18,189	16,099
Rentals	4,458	3,438
Depreciation and amortization	3,337	3,412
General and administrative expenses	6,172	4,299

Total operating expenses	32,156	27,248

Operating income (loss)	2,748	(403)
Interest expense	(1,040)	(1,204)
Other income, net	6	20

Income (loss) before income tax expense	1,714	(1,587)
Provision for income tax (expense) benefit	(784)	746

Net income (loss)	930	(841)
Dividends on preferred stock	(120)	(120)

Net income (loss) available to common stockholders	$810	$(961)

Basic income (loss) per share:
Net income (loss) available to common stockholders	$0.04	$(0.05)

Diluted income (loss) per share:
Net income (loss) available to common stockholders	$0.04	$(0.05)

Weighted average common shares outstanding:
Basic	20,577	21,014
Diluted	24,226	21,014

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense), non-cash stock-based compensation and gain or loss on disposal of fixed assets because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income (loss) to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), earnings (loss) per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the first quarter 2009 and 2010.

OMNI ENERGY SERVICES CORP.

OTHER FINANCIAL DATA

(Unaudited)

	Three months ended March 31, 2009	Three months ended March 31, 2010
	Actual	Actual
Net income (loss)	$930	$(841)
Plus (less):
Interest	1,040	1,204
(Gain) loss on sale of fixed assets	16	(20)
Other (income) expense	(6)	(20)
Depreciation and amortization	3,337	3,412
Non-cash stock compensation	398	258
Income tax (benefit) expense	784	(746)

Adjusted EBITDA	$6,499	$3,247

OMNI&